UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
PHH CORPORATION

(Name of Registrant as Specified In Its Charter)
N/A

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IMPORTANT REMINDER TO VOTE YOUR PROXY
June 2, 2008
Dear Fellow Stockholder:
     You recently received proxy materials for the 2008 annual meeting of stockholders (the “Annual Meeting”) of PHH Corporation (“we”, “our”, “us” or the “Company”), which will be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 on Wednesday, June 11, 2008 starting at 10:00 a.m. eastern daylight time. In addition to electing two Class III directors to the Board of Directors and ratifying the selection of Deloitte & Touche LLP as the Company’s auditors at the Annual Meeting, you will be asked to consider and vote upon a proposal (“Proposal No. 2”) for the approval of the issuance of (a) up to 12,195,125 shares of our common stock, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Company’s 4.00% Convertible Senior Notes Due 2012 (the “Notes”) previously issued, (b) up to 12,195,125 shares of Common Stock issuable pursuant to related convertible note hedge transactions that the Company entered into in connection with the issuance of the Notes, and (c) up to 12,195,125 shares of Common Stock issuable upon exercise of related warrants to acquire shares of Common Stock that the Company issued in connection with the convertible note hedge transactions. Our Board of Directors recommends that stockholders vote “FOR” Proposal No. 2.
     In addition, independent proxy advisory firms, RiskMetrics Group (formerly known as Institutional Shareholder Services, Inc.) and Glass Lewis & Co., have both recommended a vote “FOR” Proposal No. 2.
     Your vote is very important. Approval of Proposal No. 2 requires an affirmative vote of the holders of a majority of all votes entitled to be cast on the proposal. If you have not done so already, we urge you to vote your shares right now. Only stockholders of record as of March 14, 2008, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
     We determined that the offering of the Notes and the related convertible note hedge transactions and warrants could provide us with financing on terms that were more favorable to us as compared to our other available financing options, including lower interest rates, the absence of collateral requirements and relatively fewer covenant restrictions on our ongoing business, despite the potential dilution of our Common Stock. We entered into the convertible note hedges transactions and warrants for the purpose of reducing the potential dilution to our Common Stock from any conversions of the Notes. The initial conversion price of the Notes is approximately $20.50 per share of Common Sock and represents a 20.59% conversion premium over the $17.00 closing price of our Common Stock on March 27, 2008, the day before we entered into the purchase agreement for the sale of the Notes. The note hedge transactions and warrants that we entered into in connection with the Notes generally have the effect of increasing the conversion price of the Notes to $27.20 per share, a premium of 60% over the closing price of our Common Stock on March 27, 2008.
     Under the rules of the New York Stock Exchange (the “NYSE Rules”), we cannot issue shares of our Common Stock or securities convertible into shares of our Common Stock that will, or will upon issuance, equal or exceed 20% of our outstanding shares of Common Stock without first obtaining stockholder approval. We are seeking stockholder approval of Proposal No. 2 in order to provide the Company with the flexibility to issue the maximum number of shares of our Common Stock into which the Notes, convertible note hedge transactions and warrants are convertible or exchangeable. Our ability to do so will provide us with greater flexibility in discharging our obligations under the Notes, convertible note hedge transactions and warrants and enable us to reduce our cash expenditures and/or potential needs for additional financing upon the conversion of the Notes.

     Please complete, sign and return the proxy card in the prepaid return envelope that was enclosed with your Proxy Statement, or if you prefer, follow the instructions on your proxy card for telephonic or Internet proxy authorization, as soon as possible. Please note that the proxy card that accompanied the Proxy Statement mailed to the stockholders of the Company with the notice of meeting dated April 29, 2008 remains valid. If you previously submitted a validly executed proxy card for the Annual Meeting, which proxy has not been subsequently revoked, and you are a holder of record as of the close of business on March 14, 2008, your vote will be recorded as indicated on your proxy card.
     If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the issuance of shares of Common Stock issuable upon conversion of the Notes, issuable pursuant to the related convertible note hedge transactions and issuable upon exercise of the related warrants.
     We encourage you to read the Proxy Statement for the Annual Meeting in its entirety. Copies of the Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Annual Report”) and other materials filed by the Company with the SEC are available without charge to stockholders on our corporate website at www.phh.com or upon written request to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054. The Proxy Statement for the Annual Meeting and the 2007 Annual Report are also available at: http://corporate.phh.com/phoenix.zhtml?c=187859&p=proxy. If you have questions about the Annual Meeting or any of the proposals to be acted on at the Annual Meeting, please call Nancy Kyle, Vice President of Investor Relations at (856) 917-4268 or Georgeson, our proxy solicitor, toll-free at (888) 605-7538.
     If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor
New York, NY 10004
(888) 605-7538 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800
     Our Board of Directors appreciates your time and attention in considering Proposal No. 2 and thanks you in advance for your cooperation and support.

Sincerely,

A. B. Krongard
Non-Executive Chairman of the Board

Terence W. Edwards
President and Chief Executive Officer